UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  VIRYANET LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  ORDINARY SHARES, PAR VALUE NIS 1.0 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M97540 11 2
                      -------------------------------------
                                 (CUSIP Number)

                                  JUNE 2, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     FBR INFINITY II PARTNERS LP
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Bermuda
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            526,182 Shares*
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        526,182 Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     526,182 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     PN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 82,808 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 2 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     FBR INFINITY II VENTURE PARTNERS LTD.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Bermuda
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            526,182 Shares*
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        526,182 Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     526,182 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 82,808 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 3 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     CLAL VENTURE CAPITAL FUND MANAGEMENT LTD.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            75,716 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        75,716 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     75,716 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0.7%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 4 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     CLAL INDUSTRIES AND INVESTMENTS LTD.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.4%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares and 139,851 Shares held by Clal Electronics Industries Ltd., an Israeli private company wholly owned by Clal Industries and Investments Ltd.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 5 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB DEVELOPMENT CORPORATION LTD.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 6 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB HOLDING CORPORATION LTD.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 7 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     NOCHI DANKNER
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 8 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     SHELLY BERGMAN
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                               Page 9 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     RUTH MANOR
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                              Page 10 of 16 pages

CUSIP NO. M97540 11 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     AVRAHAM LIVNAT
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            353,868 Shares *
Owned              -------------------------------------------------------------
by Each            7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        353,868 Shares *
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     353,868 Shares*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [X]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.5%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 334 Shares.

** Based on 10,256,330 Shares outstanding as of June 7, 2006.


                              Page 11 of 16 pages

EXPLANATORY NOTE: Some of the Reporting Persons previously filed a Schedule 13D with the Securities and Exchange Commission (as amended on July 7, 2003, the "Schedule 13D"). This initial filing on Schedule 13G amends the Schedule 13D and is being filed by the Reporting Persons pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934, as amended.

ITEM 1.

     (a)  Name of Issuer:

               ViryaNet Ltd. (the "Issuer").

     (b)  Address of Issuer's Principal Executive Offices:

               8 HaMarpe St.
               Har Hotzvim
               P.O. Box 45041
               Jerusalem 91450
               Israel

ITEM 2.

(a)  Name of Person Filing:

     This Statement is filed by:

     (1)  FBR Infinity II Partners LP

     (2)  FBR Infinity II Venture Partners Ltd.

     (3)  Clal Venture Capital Fund Management Ltd.

     (4)  Clal Industries and Investments Ltd.

     (5)  IDB Development Corporation Ltd.

     (6)  IDB Holding Corporation Ltd.

     (7)  Mr. Nochi Dankner

     (8)  Mrs. Shelly Bergman

     (9)  Mrs. Ruth Manor

     (10) Mr. Avraham Livnat

     The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

     (1) FBR Infinity II Partners LP is a Bermuda limited partnership which manages investments of venture capital funds. FBR Infinity II Partners LP is the sole general partner of FBR Infinity II Ventures (Israel) LP, FBR Infinity II Ventures LP and FBR Infinity II Ventures (Erisa) LP (together, the "Infinity II Funds") and, consequently, is the beneficial owner, and shares the power to vote and dispose, of the Shares owned by the Infinity II Funds.

     (2) FBR Infinity II Venture Partners Ltd. is a Bermuda company which manages investments of venture capital funds. FBR Infinity II Venture Partners Ltd. is the sole general partner of FBR Infinity II Partners LP and, consequently, is the beneficial owner, and shares the power to vote and dispose, of the Shares owned by the Infinity II Funds.

     (3) Clal Venture Capital Fund Management Ltd. ("CVCM"), an Israeli company, is the general partner of Clal Venture Capital Fund L.P. ("CVC"), an Israeli limited partnership which invests in securities of various companies, including the Shares, and, consequently, is the beneficial owner, and shares the power to vote and dispose, of the Shares owned by CVC. CVCM is owned in equal parts (33.3%) by (i) Clal Industries and Investments Ltd., an Israeli public company ("Clal Industries"), (ii) Clal Electronics Industries Ltd., an Israeli company wholly owned by Clal Industries ("Clal Electronics"), and (iii) Clalit Finance and Investments Ltd., an Israeli company and a wholly owned subsidiary of IDB Development Corporation Ltd., an Israeli public company ("IDB Development").

     (4) Clal Industries is a majority owned subsidiary of IDB Development. In addition to the Shares directly owned by Clal Industries and its wholly owned subsidiary, Clal Electronics, Clal Industries may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Shares owned by CVCM by reason of its control of CVCM.


                              Page 12 of 16 pages

     (5) IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public company ("IDB Holding"). By reason of IDB Development's control of Clal Industries, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Shares owned beneficially by Clal Industries.

     (6) By reason of IDB Holding's control of IDB Development, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the Shares owned beneficially by IDB Development.

     (7)-(10) Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat are natural persons who, by reason of their interests in, and relationships among them with respect to, IDB Holding, are deemed to control IDB Holding. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Shares owned beneficially by IDB Holding.

(b)  Address of Principal Business Offices or, if none, Residence:

FBR Infinity II Partners LP, FBR Infinity II Venture Partners Ltd. - The Triangular Tower, 42nd floor, 3 Azrieli Center, Tel Aviv 67023, Israel

CVCM - The Triangular Tower, 45th floor, 3 Azrieli Center, Tel Aviv 67023,
Israel

Clal Industries - The Triangular Tower, 45th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

IDB Development, IDB Holding - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

Mr. Nochi Dankner - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mrs. Shelly Bergman - 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel Aviv 69697, Israel.

Mrs. Ruth Manor -  26 Hagderot Street, Savyon 56526, Israel.

Mr. Avraham Livnat -  Taavura Junction, Ramle 72102, Israel

(c)  Citizenship:

               Citizenship or place of organization of all Reporting Persons, as the case may be, is Israel unless otherwise indicated in Items 4 of the cover pages hereto, which are incorporated herein.

(d)  Title of Class of Securities:

               Ordinary Shares, par value NIS 1.00 per share (the "Shares ").

(e)  CUSIP Number:

               M97540 11 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4. OWNERSHIP

     Except as set forth in Items 2 and 8 below, see items 5-11 of the cover pages hereto for beneficial ownership, percentage of class and dispositive power of the Reporting Persons, which are incorporated herein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].


                              Page 13 of 16 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Clal Industries owns a 30.0% interest in, and has the power to appoint one of three directors of, FBR Infinity II Venture Partners Ltd., the general partner of FBR Infinity II Partners LP, which in turn is the general partner of the Infinity II Funds. In addition, Clal Industries has a representative on the investment committee of the Infinity II Funds. Accordingly, while, as described in Item 4 above, each of Clal Industries and its affiliates or associates (i.e., the Reporting Persons referred to in clauses (3) through (10) of Item 2) (the "IDB Group") are the beneficial owners of Shares representing, in the aggregate, less than 5% of the Issuer's issued and outstanding Shares, the IDB Group, may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with the Reporting Persons referred to in clauses (1) through (3) of Item 2 (the "Infinity Group"). The agreement among the Reporting Persons to file jointly is attached hereto as Exhibit 1. Each of the Reporting Persons disclaims the existence of a group between the IDB Group and the Infinity Group. Each of the Reporting Persons further disclaims beneficial ownership of all of the Shares, other than those reported herein as being beneficially owned by such Reporting Person.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 14 of 16 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 30, 2006

                      FBR Infinity II Partners LP
                      FBR Infinity II Venture Partners Ltd.
                      Clal Venture Capital Fund Management Ltd.
                      Clal Industries and Investments Ltd.
                      IDB Development Corporation Ltd.
                      IDB Holding Corporation Ltd.
                      Mr. Nochi Dankner
                      Mrs. Shelly Bergman
                      Mrs. Ruth Manor
                      Mr. Avraham Livnat

                      BY: CLAL INDUSTRIES AND INVESTMENTS LTD.

                      BY: ______________     ______________
                      Boaz Simons and Gil Milner, authorized signatories of Clal Industries and Investments Ltd., for itself and on behalf of the other Reporting Persons pursuant to agreement annexed hereto as Exhibit 1.



                              Page 15 of 16 pages

EXHIBIT 1

Clal Industries and Investments Ltd..
The Triangular Tower, 45th floor, 3 Azrieli Center, Tel Aviv 67023, Israel
Israel

Gentlemen,

     Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of VIRYANET LTD. purchased, owned or sold from time to time by the undersigned.

     CII is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

                           Very truly yours,

                                        (signed)
                           -----------------------------------------
                           FBR Infinity II Partners LP

                                        (signed)
                           -----------------------------------------
                           FBR Infinity II Venture Partners Ltd.

                                        (signed)
                           -----------------------------------------
                           Clal Venture Capital Fund Management Ltd.

                                        (signed)
                           -----------------------------------------
                           IDB Development Corporation Ltd.

                                        (signed)
                           -----------------------------------------
                           IDB Holding Corporation Ltd.

                                        (signed)
                           -----------------------------------------
                           Mr. Nochi Dankner

                                        (signed)
                           -----------------------------------------
                           Mrs. Shelly Bergman

                                        (signed)
                           -----------------------------------------
                           Mrs. Ruth Manor

                                        (signed)
                           -----------------------------------------
                           Mr. Avraham Livnat

A g r e e d:

          (signed)
------------------------------------
Clal Industries and Investments Ltd.



                              Page 16 of 16 pages